SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 2)

                          Energy Biosystems Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                  29265L-10-2
                                 (CUSIP Number)


   Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

   CUSIP NO.    29265L-10-2

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   1)   Name of Reporting Person           The Travelers Indemnity Company
        S.S. or I.R.S Identification       06-0566050
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       -------------------------
        (See Instructions)                           (b)
                                                     -------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                      Connecticut

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   Number of Shares    (5)  Sole Voting Power                               0
   Beneficially Owned  (6)  Shared Voting Power                    565,657(a)
   by Each Reporting   (7)  Sole Dispositive Power                          0
   Person with         (8)  Shared Dispositive Power               565,657(a)

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                             565,657(a)

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                            5.9%(a)

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   12)  Type of Reporting Person                                           IC
        (See Instructions)

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                (a)Assumes exercise of certain warrants

                                  SCHEDULE 13G

   CUSIP NO.   29265L-10-2

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   1)   Name of Reporting Person           The Travelers Insurance Group, Inc.
        S.S. or I.R.S Identification       06-1008174
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       -------------------------
        (See Instructions)                           (b)
                                                     -------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                      Connecticut

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   Number of Shares    (5)  Sole Voting Power                               0
   Beneficially Owned  (6)  Shared Voting Power                    609,932(b)
   by Each Reporting   (7)  Sole Dispositive Power                          0
   Person with         (8)  Shared Dispositive Power               609,932(b)

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                             609,932(b)

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                            6.3%(b)

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   12)  Type of Reporting Person                                           IC
        (See Instructions)

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                (b)Assumes exercise of certain warrants

                                  SCHEDULE 13G

   CUSIP NO.  29265L-10-2

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   1)   Name of Reporting Person           PFS Services, Inc.
        S.S. or I.R.S Identification       58-1708749
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       -------------------------
        (See Instructions)                           (b)
                                                     -------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                          Georgia

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   Number of Shares    (5)  Sole Voting Power                               0
   Beneficially Owned  (6)  Shared Voting Power                    609,932(c)
   by Each Reporting   (7)  Sole Dispositive Power                          0
   Person with         (8)  Shared Dispositive Power               609,932(c)

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                             609,932(c)

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                            6.3%(c)

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   12)  Type of Reporting Person                                           HC
        (See Instructions)

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                (c)Assumes exercise of certain warrants

                                  SCHEDULE 13G

   CUSIP NO.  29265L-10-2

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   1)   Name of Reporting Person           Associated Madison Companies, Inc.
        S.S. or I.R.S Identification       13-3140258
        No. of Above Person

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       -------------------------
        (See Instructions)                           (b)
                                                     -------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                         Delaware

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   Number of Shares    (5)  Sole Voting Power                               0
   Beneficially Owned  (6)  Shared Voting Power                    609,932(d)
   by Each Reporting   (7)  Sole Dispositive Power                          0
   Person with         (8)  Shared Dispositive Power               609,932(d)

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                             609,932(d)

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                            6.3%(d)

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   12)  Type of Reporting Person                                           HC
        (See Instructions)

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                (d)Assumes exercise of certain warrants

                                  SCHEDULE 13G

   CUSIP NO.   29265L-10-2

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   1)   Name of Reporting Person           Travelers Group Inc. (formerly The
        S.S. or I.R.S Identification       Travelers Inc.)
        No. of Above Person                52-1568099

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   2)   Check the Appropriate Box                    (a)
        if a Member of a Group                       -------------------------
        (See Instructions)                           (b)
                                                     -------------------------

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   3)   SEC Use Only

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   4)   Citizenship or Place of Organization                         Delaware

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   Number of Shares    (5)  Sole Voting Power                               0
   Beneficially Owned  (6)  Shared Voting Power                    614,932(e)
   by Each Reporting   (7)  Sole Dispositive Power                          0
   Person with         (8)  Shared Dispositive Power               614,932(e)

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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                             614,932(e)

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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)

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   11)  Percent of Class Represented
        by Amount in Row 9                                             6.4%(e)

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   12)  Type of Reporting Person                                           HC
        (See Instructions)

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                (e)Assumes exercise of certain warrants

   Item 1(a) Name of Issuer:

        Energy Biosystems Corporation


   Item 1(b) Address of Issuer's Principal Executive Offices:

        4200 Research Forest Drive
        The Woodlands, Texas 77381-4235


   Item 2(a) Names of Persons Filing:

        The Travelers Indemnity Company ("Indemnity")

        The Travelers Insurance Group, Inc. ("Group")

        PFS Services, Inc. ("PFS")

        Associated Madison Companies, Inc. ("AMAD")

        Travelers Group Inc. (formerly The Travelers Inc.) ("TRV")


   Item 2(b) Address of Principal Business Office or, if none, Residence:

        The address of the principal business office of each of Indemnity and Group is:

        One Tower Square
        Hartford, Connecticut 06183

        The address of the principal business office of PFS is:

        3120 Breckinridge Blvd.
        Duluth, GA  30199-0001

        The address of the principal business office of each of AMAD and TRV is:

        388 Greenwich St.
        New York, New York  10013


   Item 2(c) Citizenship:

        Indemnity and Group are Connecticut corporations.
        PFS is a Georgia corporation.
        AMAD and TRV are Delaware corporations.


   Item 2(d) Title of Class of Securities:

        Common Stock

   Item 2(e) CUSIP Number:

        29265L-10-2

   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)    [   ]   Broker or Dealer registered under Sec. 15 of the Act

          (b)    [   ]   Bank as defined in Sec. 3(a)(6) of the Act

          (c)    [ x ]   Insurance Company as defined in Sec. 3(a)(19) of the
                         Act

          (d)    [   ]   Investment Company registered under Sec. 8 of the
                         Investment Company Act

          (e)    [   ]   Investment Adviser registered under Sec. 203 of the
                         Investment Advisers Act of 1940

          (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see
                         Sec. 240.13d-1(b)(1)(ii)(F)

          (g)    [ x ]   Parent Holding Company, in accordance with Sec.
                         240.13d-1(b)(ii)(G)  (Note: See Item 7)

          (h)    [   ]   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

   Item 4. Ownership (as of December 31, 1995)

          (a)  Amount Beneficially Owned:  See Item 9 of cover pages

          (b)  Percent of Class:  See Item 11 of cover pages

          (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote

             (ii)  shared power to vote or to direct the vote

             (iii)  sole power to dispose or to direct the disposition of

             (iv)  shared power to dispose or to direct the disposition of

          See Items 5-8 of cover pages

   Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
        following [   ].


   Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable.


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Group is the sole stockholder of Indemnity; PFS is the sole stockholder of Group; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD.


   Item 8.  Identification and Classification of Members of the Group

        Not Applicable.


   Item 9.  Notice of Dissolution of Group

        Not Applicable.

   Item 10.  Certification

        By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

   Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date: January 23, 1996

                         THE TRAVELERS INDEMNITY COMPANY



                         By: /s/ Charles J. Gallo, Jr.
                            --------------------------------------------
                            Name:  Charles J. Gallo, Jr.
                            Title: Assistant Controller


                         THE TRAVELERS INSURANCE GROUP, INC.



                         By: /s/ Charles J. Gallo, Jr.
                            --------------------------------------------
                            Name:  Charles J. Gallo, Jr.
                            Title: Assistant Controller


                         ASSOCIATED MADISON COMPANIES, INC.



                         By: /s/ Charles J. Gallo, Jr.
                            --------------------------------------------
                            Name:  Charles J. Gallo, Jr.
                            Title: Vice President and Controller


                         PFS Services, Inc.



                         By: /s/ Mary Barnes Jenkins
                            --------------------------------------------
                            Name:  Mary Barnes Jenkins
                            Title:   Assistant Secretary


                         TRAVELERS GROUP INC.



                         By: /s/ Charles J. Gallo, Jr.
                            --------------------------------------------
                            Name:  Charles J. Gallo, Jr.
                            Title: Assistant Controller

                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------



   EXHIBIT 1
   ---------

   Agreement among the parties as to joint filing of Schedule 13G